NEW ENGLAND BANCSHARES, INC.

855 Enfield Street

Enfield, CT 06082

For Immediate Release

CONTACT:	David J. O’Connor, President and Chief Executive Officer
(860) 253-5200

New England Bancshares, Inc. Reports Third Quarter Earnings of $1,681,000, an Increase of 85% from Prior Year

ENFIELD, CT, February 14, 2012 – New England Bancshares, Inc. (the “Company”) (NASDAQ GM: NEBS), the holding company for New England Bank, today announced net income for the quarter ended December 31, 2011 of $1,681,000, or $0.28 per diluted share, compared to $910,000, or $0.15 per diluted share, for the quarter ended December 31, 2010. For the nine months ended December 31, 2011 the Company reported net income of $3.4 million, or $0.57 per diluted share, as compared to $2.4 million, or $0.41 per diluted share, for the same period last year. President and Chief Executive Officer David J. O’Connor commented “Despite a business environment that has been challenging over the past several years, we are pleased to report record earnings for the quarter, continued loan growth and a strong capital position.”

Results – Quarter Ended December 31, 2011:

•	Net interest and dividend income was $5.7 million for the three months ended December 31, 2011, an increase of $289,000 compared to the same quarter last year. The net interest margin for the quarter was 3.42% compared to 3.47% for the comparable period a year ago.
•	Non-interest income was $1,897,000 for the quarter ended December 31, 2011 compared to $546,000 for the year ago quarter. The Company recorded $99,000 in gains on sales of securities and loans for the quarter ended December 31, 2011 compared to $130,000 for the quarter ended December 31, 2010. Other noninterest income for the quarter ended December 31, 2011 included $1,283,000 of income recorded from a settlement related to our investment portfolio.
•	Non-interest expense was $4.6 million for the quarter ended December 31, 2011, an increase of $380,000 from the prior year. During the quarter ended December 31, 2011, the Company recorded $360,000 in professional fees related to the previously mentioned legal settlement. Additionally, salaries and employee benefits expense increased by $65,000 to $2.1 million from the same quarter a year ago.
•	Total loans, net increased 1.71% since September 30, 2011 to $548.1 million at December 31, 2011 reflecting 4.94% growth in our commercial mortgages and 1.53% growth in commercial loans.
•	Total deposits increased $7.9 million or 1.39% since September 30, 2011.
•	The Bank repurchased 119,705 of its outstanding common shares through its current stock repurchase program.
•	The Bank is well capitalized, as defined by regulatory agencies, with a Tier 1 capital ratio of 7.49% at December 31, 2011.

Results – Nine Months Ended December 31, 2011:

•	For the nine months ended December 31, 2011, assets increased $42.6 million, or 6.2%, and deposits increased $34.7 million, or 6.4%. The loan portfolio increased $21.5 million, or 4.1%.
•	Net interest and dividend income was $16.9 million, an increase of $465,000, or 2.8%, compared to the nine months ended December 31, 2010.
•	The provision for loan losses amounted to $1.2 million and $1.7 million for the nine months ended December 31, 2011 and 2010, respectively. For the current year period the Company recorded $1.4 million of charge-offs and the ratio of the allowance for loan losses to total loans decreased to 1.02% at December 31, 2011.
•	Non-interest income was $3,226,000 for the nine months ended December 31, 2011 compared to $2,128,000 for last year. The Company recorded $375,000 in gains on sales of securities and loans for the nine months ended December 31, 2011 compared to $556,000 for the nine months ended December 31, 2010. Other noninterest income for the nine months ended December 31, 2011 included $1,283,000 from the previously mentioned legal settlement.
•	Non-interest expense totaled $13.6 million for the nine months ended December 31, 2011, a $474,000 increase from the same period last year. Salaries and employee benefits expense increased $386,000 and professional fees, mostly related to the previously mentioned legal settlement, increased $365,000 while write downs of other real estate owned and other real estate owned expenses decreased $154,000.
•	Non-accrual loans were $14.6 million at December 31, 2011 versus $13.4 million at March 31, 2011. Total non-performing assets, including non-accrual loans and other real estate owned, were $16.2 million at December 31, 2011 as compared to $14.9 million at March 31, 2011.

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Subject to applicable laws and regulation, the Company does not undertake – and specifically disclaims any obligation – to publicly release the results of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

New England Bancshares, Inc. is headquartered in Enfield, Connecticut, and operates New England Bank with fifteen banking centers servicing the communities of Bristol, Cheshire, East Windsor, Ellington, Enfield, Manchester, Plymouth, Southington, Suffield, Wallingford and Windsor Locks. For more information regarding New England Bank’s products and services, please visit www.nebankct.com.

Selected Financial Highlights

(unaudited)

(dollars in thousands, except per share data)

Income Statement Data	Three Months Ended December 31,		Nine Months Ended December 31,
	2011	2010	2011	2010
Net interest and dividend income	$5,712	$5,423	$16,915	$16,450
Provision for loan losses	362	359	1,237	1,666
Noninterest income	1,897	546	3,226	2,128
Noninterest expense	4,584	4,204	13,575	13,101
Net income	1,681	910	3,392	2,440
Earnings per share:
Basic	$0.29	$0.15	$0.57	$0.41
Diluted	0.28	0.15	0.57	0.41

Dividends per share	$0.03	$0.03	$0.09	$0.07

Balance Sheet Data	December 31, 2011	March 31, 2011
Total assets	$724,602	$682,044
Total loans, net	548,132	526,595
Allowance for loan losses	5,578	5,686
Other real estate owned	1,559	1,496
Total deposits	575,461	540,769
Repurchase agreements	27,494	21,666
FHLB advances	37,577	39,113
Total equity	73,339	70,691
Non-accrual loans	14,603	13,442
Non-performing assets	16,162	14,938
Book value per share	12.21	11.48
Tangible book value per share	9.25	8.55

Key Ratios	Three Months Ended December 31,		Nine Months Ended December 31,
	2011	2010	2011	2010
Return on average assets	0.92%	0.53%	0.64%	0.47%
Return on average equity	8.69%	5.18%	6.15%	4.69%
Net interest margin	3.42%	3.47%	3.47%	3.52%

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